Exhibit 99.1

Willdan Group, Inc. Announces Full Exercise of Over-Allotment Option
by Underwriter

ANAHEIM, Calif., December 18, 2006 – Willdan Group, Inc. (NASDAQ:WLDN), a leading provider of outsourced services to public agencies, today announced that the underwriter for its initial public offering, Wedbush Morgan Securities, has exercised in full its over-allotment option to purchase an additional 435,000 shares of common stock from the Company.  Of the total shares sold in the offering, 2,435,000 shares were sold by the Company, and 900,000 shares were sold by a selling stockholder.

Including the sale of the additional shares subject to the over-allotment option, the aggregate net proceeds from the offering are expected to be approximately $20.9 million.  Willdan Group intends to use the net proceeds from this offering for working capital and general corporate purposes, including possible acquisitions, and to fund the final S Corporation distribution to its existing stockholders, some of whom are officers, directors and significant employees of Willdan Group.

Wedbush Morgan Securities acted as the sole book-running manager for the offering.  Copies of the final prospectus may be obtained by sending a request to:

Wedbush Morgan Securities Inc.

1000 Wilshire Boulevard

Los Angeles, CA 90017

Attention:  Matt Miller

Telephone:  213-688-8080

Syndicate@wedbush.com

The registration statement related to these securities has been declared effective by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Willdan Group, Inc.

Founded over 40 years ago, Willdan Group, Inc. is a leading provider of outsourced services to public agencies in California and other western states.  Willdan Group assists cities and other government agencies with a broad range of services, including civil engineering, building and safety services, geotechnical engineering, financial and economic consulting, and disaster preparedness and homeland security.  www.willdangroup.com

Contacts:

Mallory McCamant

Chief Financial Officer

Tel: 714-940-6327

mallory@willdangroup.com

Moira Conlon

The Abernathy MacGregor Group Inc.

Tel: 213-630-6550

MHC@abmac.com

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